Exhibit 10.1

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS

Jeffrey A. Brennan, (“Employee”) and Grande Communications Networks, Inc., a Delaware corporation (the “Company”), enter into this Separation Agreement and Full and Final Release of Claims (this “Agreement”), (Employee and the Company are, collectively, the “Parties”), and the Parties agree as follows:

1.           Employee was separated from his/her employment with the Company effective August 15, 2008 (the “Separation Date”) due to the elimination of his position by the Company, thereby discontinuing any employer/employee relationship between the Company and Employee.  Employee acknowledges and agrees that his/her employment relationship with the Company has been permanently and irrevocably severed and that the Company and its parent and affiliate companies do not have any obligation, contractually or otherwise, to reemploy or hire Employee in the future.

2.           The parties mutually wish to professionally address any outstanding issues relating to Employee’s employment and separation from employment.

3.           Employee hereby releases and forever discharges the Company and its parent and subsidiary entities, affiliates, predecessors, successors and assigns and each of their partners, members, officers, directors, agents, investors, attorneys and employees (collectively, the Company and each of such entities and individuals are referred to as the “Released Parties”) from any and all claims, liabilities, costs, and damages of any nature whatsoever, both known and unknown, including, but not limited to, any claims based on any right under the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq.; the Age Discrimination in Employment Act; the Texas Commission on Human Rights Act, Tex. Labor Code §§ 21.001, et seq. (prohibiting discrimination based upon age, race, sex, religion, national origin, disability), the Family and Medical Leave Act (FMLA), the Consolidated Omnibus Budget Reconciliation Act of 1985, § 4980B of the Internal Revenue Code of 1986, as amended. (“COBRA.”), the Employee Retirement Income Security Act (ERISA), the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (WARN), the National Labor Relations Act, as amended, 42 U.S.C. §§ 1981-1983, and any and all applicable federal, state and local laws and regulations; and any and all statutory claims and common law causes of action for breach of contract or tort, including but not limited to claims of wrongful discharge, fraud, promissory estoppel, intentional infliction of emotional distress, defamation, and assault, which he/she has or may have against the Company or any Released Party based on or arising out of, or alleged to have been suffered by, in or as a consequence of any alleged act or omission or Employee’s employment, separation from employment or relationship with any Released Party which occurred on or at any time prior to the date of Employee’s execution of this Agreement.

4.           This Agreement specifically includes, without limitation, all claims that might be asserted by or on behalf of Employee in any suit or claim against any or all of the Released Parties for or on account of any matter whatsoever up to and including the time that Employee executes this Agreement.  Employee represents and warrants that, to the best of his/her knowledge, no other person or entity other than Employee is entitled to assert any claims of any kind or character based on or arising out of, or alleged to have been suffered by, in or as a consequence of Employee’s employment, separation from employment or relationship with any Released Party.  Excluded from this Agreement are any claims which cannot be waived by law; however, Employee does waive his/her right to any monetary recovery should any agency pursue claims against the Company on Employee’s behalf.

5.           Employee agrees never to institute, directly or indirectly, any action or proceeding of any kind against any of the Released Parties based on or arising out of, or alleged to have been suffered by, in or as a consequence of Employee’s employment, separation from employment or relationship with any Released Party.

6.           In consideration of the promises and the covenants set forth in this Agreement, including but not limited to, Employee’s compliance with Sections 8, 9, 10 and 11 of this Agreement, the Company agrees as follows:

a.
The Company agrees to pay to Employee wages in lieu of notice equal to 52 weeks of Employee’s weekly salary at the Employee’s weekly salary rate in effect as of the Separation Date.  This additional compensation will be paid in 26 equal lump sum payments of $7,711.42 each, less applicable taxes and other payroll deductions/adjustments pursuant to Company policy, on a bi-weekly basis.  The first such payment shall be made on the Company’s first regular bi-weekly payroll payment date that is at least five (5) business days after the Effective Date (as defined in Section 23 of this Agreement).  The subsequent 25 payments will be paid on the Company’s regular bi-weekly payroll payment dates following the first payment.

b.
The Company agrees to pay to Employee an amount equal to the cost of 52 weeks of coverage under the Company’s medical and dental health plans pursuant to COBRA.  This additional compensation will be paid to Employee in a one-time lump sum amount of $11,529.44, less applicable taxes and other payroll deductions/adjustments pursuant to Company policy, on the first regular bi-weekly payroll payment date that is at least five (5) business days after the Effective Date.  Employee acknowledges that if Employee elects to continue such coverage after the Separation Date pursuant to COBRA, then Employee must make the necessary elections, make the required payments directly to Grande’s third party COBRA administrator and take the necessary actions in order to elect such coverage.

d.
While making no representation as to Employee’s qualification for unemployment compensation benefits, the Company agrees to not contest any claim for unemployment benefits Employee might make with the Texas Workforce Commission.

Employee acknowledges and agrees that the Company’s obligations under this Section 6 are contingent upon Employee’s performance of his/her obligations set forth in this Agreement, as well as Employee’s continuing post-employment obligations as set forth in the Employee Confidential Information and Invention Assignment Agreement between the Company and Employee (the “Confidentiality Agreement”).  Any breach of such obligations under this Agreement or the post-employment obligations under the Confidentiality Agreement will result in an immediate termination of the Company’s obligation to pay any unpaid amounts under this Section 6, in addition to all other remedies available to the Company at law or in equity.  Employee acknowledges that his/her violation or attempted violation of any of the obligations in Section 8, 9, 10 or 11 of this Agreement or the Confidentiality Agreement will cause irreparable damage to the Company, and Employee therefore agrees that the Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of any such provisions or agreements by Employee or others acting on his/her behalf.  The Company’s right to injunctive relief will be cumulative and in addition to any other remedies provided by law or in equity.

7.           As indicated on the attached Attachment A, Company and Employee hereby acknowledge that Employee was granted options to purchase shares of the Company’s Common Stock (Executive Compensation Shares) and Series H Preferred Stock under Company’s Second Amended and Restated 2000 Incentive Stock Compensation Plan (the “Plan”), pursuant to the option award agreements described in Attachment A (the “Option Agreements”).  Attachment A sets forth the number of shares of the Company’s Common Stock and Series H Preferred Stock to which the Employee’s right to purchase was vested as of the Separation Date (the “”Vested Option Shares”) and the number of shares of the Company’s Common Stock and Preferred Stock to which the Employee’s right to purchase was not vested as of the Separation Date (the “Unvested Option Shares”).  Employee hereby acknowledges that by termination of his/her employment with the Company, the Employee has irrevocably forfeited any right to purchase the Unvested Option Shares pursuant to the terms and conditions of the Plan. Employee hereby acknowledges that Attachment A sets forth an accurate accounting of the number of Vested Option Shares and the number of Unvested Option Shares.  Employee hereby acknowledges that he/she understands that if he/she desires to purchase the Vested Option Shares, he/she must purchase them for the exercise price associated with such shares within the applicable  time period specified in each Option Agreement in accordance with the exercise procedure set forth in the attached Attachment B.  Employee hereby acknowledges that he/she will forever relinquish and disclaim any and all rights that he/she may have to purchase any Vested Option Shares if he/she does not purchase them in accordance with such procedures within the applicable time period specified in the corresponding Option Agreement.  Employee further represents and warrants to Company that he/she has not transferred, pledged, hypothecated, assigned or otherwise encumbered or granted any interest whatsoever in any options granted to his/her by the Company, any Vested Option Shares or any Unvested Option Shares prior to the date hereof and that he/she has no other equity interest, or claim with respect to, any of Company’s securities or options to acquire any debt or equity interest therein.

8.           Employee agrees that, for a period of 52 weeks after the Separation Date, he/she will not either directly or indirectly, on his/her own account or as an agent, stockholder, owner, employer, employee or otherwise:

a.
Solicit any business from any customer or distributor of Company for purposes of providing products or services similar to those offered by Company or any products or services, which prior to the Separation Date Company evidenced an intention to offer in the future; or

b.
Contact or approach either directly or indirectly for his/her own individual purposes or those of another, any employee of Company for the purpose of attempting to or actually soliciting or hiring that employee on his/her own account, or on account of another, or inducing the employee of Company to terminate the employee’s relationship with the Company.

For purposes of this Section, the term “customer” includes those persons or entities that are customers of Company at the time of Employee’s Separation Date; or that are past or potential customers of Company that Employee may have contacted or otherwise have knowledge of during his/her employment, and the term “employee” includes any person who is an employee of the Company at the time of or within the one year period prior to the solicitation, hiring, attempt to solicit or hire, or the inducement.

9.           Employee and the Company agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement.  However, Employee agrees that the fact that Employee and the Company have reached this Agreement and its terms, specifically including, but not limited to, the amount paid hereunder, will be treated as a strictly confidential matter between the Parties, and will not be disclosed by Employee to any person or entity other than to his/her spouse, accountant or tax advisor, except as may be otherwise required by law or as necessary in filing tax returns. This confidentiality provision is a material and substantial term of this Agreement.

10.           Employee further reaffirms that he/she understands and acknowledges his/her obligation to keep confidential all confidential and proprietary information of the Company.  Employee represents and warrants to the Company that he/she has returned all property and information belonging to the Company, including, but not limited to, the Company laptop computer that he used as an employee of the Company, all technical information, customer information, pricing information, brochures, specifications, quotations, marketing strategies, inventory records and sales records.  Employee acknowledges that he/she has not kept any copies, nor made or retained any abstracts or notes of such information.  This Section is continuing in nature and the obligations, representations and warranties in this Section shall survive this Agreement.

11.           Employee agrees that he/she will not make any statement, oral or written, that may be considered derogatory or harmful to any of the Released Parties or detrimental to the reputation or goodwill of any of the Released Parties, and he/she will not take any action that might be harmful or damaging to the business or personal affairs of any of the Released Parties.

12.           The terms of this Agreement are a compromise and settlement of any disputed claims, the validity, existence, or occurrence of which are expressly denied by the Company.  This Agreement does not constitute, and shall not be construed as, an admission by the Company of any breach of contract or other violation of any right of Employee, or any harm to his/her of any kind whatsoever, or of any violation of any federal, state, or local statute, law, or regulation.  To the contrary, the Company denies any liability whatsoever to Employee.

13.           Effective at the close of business on the Separation Date, Employee’s participation in and entitlement to all fringe benefits or employee benefit plans or programs of the Company ceased.  No leave accrued for any period of time not worked.  Nothing in this Agreement is intended to waive or abridge any rights Employee has in any Company retirement or 401k plan which were vested on or before the date of separation, or any right of Employee under COBRA.

14.           Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments and/or benefits under this Agreement are determined to be “nonqualified deferred compensation” subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the Company determines that Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the final regulations promulgated thereunder (the “Treasury Regulations”) and other guidance issued thereunder, then such payments and/or benefits (or portion thereof) shall commence no earlier than the first day of the seventh month following Employee’s termination of employment (with the first such payment being a lump sum equal to the aggregate payments and/or benefits Employee would have received during such six-month period if no such payment delay had been imposed.)  For purposes of this Section 14, “termination of employment” shall mean Employee’s “separation from service”, as defined in Section 1.409A-1(h) of the Treasury Regulations, including the default presumptions thereunder.  Whenever payments to which this Section applies are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.  Employee understands that certain payments under this Agreement may be subject to Code Section 409A, and that if this Agreement does not comply with the requirements of Code Section 409A and the applicable guidance thereunder, including any subsequent amendments of this Agreement, then Employee may incur adverse tax consequences under Code Section 409A.  Employee acknowledges and agrees that (i) Employee is solely responsible for all obligations arising as a result of the tax consequences associated with payments under this Agreement, including without limitation, any taxes, interest or penalties associated with Code Section 409A, (ii) Employee is not relying upon any written or oral statement or representation of the

Company or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with the execution of the this Agreement and any payments under this Agreement, and (iii) in deciding to enter into this Agreement, Employee is relying on his own judgment and the judgment of the professionals of his choice with whom he may consult.  Employee hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the execution of the this Agreement and any payment under this Agreement.

15.           This Agreement may be executed in a number of identical counterparts, each of whom shall be deemed an original for all purposes.

16.           The undersigned affirm that the terms stated herein constitute the only consideration for their signing this Agreement, that no other promises or agreements of any kind have been made by any person or entity to cause them to execute this Agreement, and that they fully understand the meaning and intent of this Agreement, including, but not limited to, its final and binding effect.

17.           This Agreement is entered into in the State of Texas, and shall in all respects be interpreted, enforced, and governed by the internal laws of the State of Texas.  The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the parties.

18.           Should any provision of this Agreement be determined to be illegal, invalid, or otherwise unenforceable, the validity of the remaining terms and provisions hereof will not be affected thereby but such will remain valid and enforceable, and the illegal or invalid terms or provisions shall be deemed not to be a part of this Agreement.

19.           This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein and supersedes any prior employment or similar agreements between the parties, except for the Confidentiality Agreement and the Option Agreements.

20.           The Employee and the Company mutually consent to the resolution by arbitration of any and all claims or controversies arising in connection with either the interpretation, scope, and/or the enforcement of this “Separation Agreement and Full and Final Release of Claims,” and mutually agree that such arbitration shall be in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association before an arbitrator who is licensed to practice law.

21.           Employee acknowledges that the consideration recited in this Agreement is adequate to make it final and binding, and is in addition to payments or benefits to which Employee would otherwise be entitled as a former employee of the Company.

22.           Company and Employee agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is in writing and is signed by both parties.

23.           Employee acknowledges that the terms of this Agreement fully comply with the Older Workers’ Benefits Protection Act of 1990, and that such terms therefore are final and binding.  Specifically, Employee acknowledges that:

a.	The terms of this Agreement not only are understandable, but they also are fully understood by Employee;

b.
This Agreement specifically refers to Employee’s rights and claims under the federal Age Discrimination in Employment Act, as well as to state laws prohibiting age discrimination, and Employee understands that such rights and claims are irrevocably being waived by Employee;

c.
The consideration recited in this Agreement is adequate to make it final and binding, and is in addition to payments or benefits to which Employee would otherwise be entitled as a former employee of the Company;

d.
Employee has been advised of his/her right to consult with an attorney before entering this Agreement, and Employee has exercised his/her right to consult with an attorney to the extent he/she wishes to do so;

e.
Employee has been given adequate time, up to twenty-one (21) days after the Separation Date if he/she so desires, to consider this Agreement, and Employee understands and acknowledges that any changes made to this Agreement, whether material or immaterial, will not re-start this twenty-one (21) day period; and

f.
Employee understands that he/she may not execute this Agreement prior to the Separation Date.  Employee understands that if he/she decides to execute this Agreement, then he/she must sign and deliver it within the twenty-one (21) day period following the Separation Date to a Company employee in the Company’s Human Resources Department.

g.
Employee understands that this Agreement may be revoked by Employee up to seven (7) days after its execution.  In order to revoke this Agreement, Employee must deliver a signed written statement of revocation to a Company employee in the Company’s Human Resources Department.  Employee further understands that if he/she does not revoke this Agreement during such seven (7) day period, it shall be deemed accepted and shall be effective as of the eighth (8th) day after Employee's execution and delivery of this Agreement pursuant to phrase (g) of this Section 23 (such eighth (8th) day shall be the "Effective Date").

24.           EMPLOYEE FURTHER STATES THAT HE/SHE HAS CAREFULLY READ THE FOREGOING “SEPARATION AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS” AND THAT HE/SHE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND THAT HE/SHE EXECUTES THE SAME AS HIS/HER OWN FREE ACT AND DEED.

[SIGNATURE PAGE FOLLOWS]

DELIVERED TO EMPLOYEE THIS THE 15th DAY OF AUGUST, 2008.

EMPLOYEE:

/s/ Jeffrey A. Brennan	Date:	August 15, 2008
Jeffrey A. Brennan

WITNESS: (Must be employed by the Company)

/s/ Janet McCann	Date:	August 15, 2008

THE COMPANY:

Grande Communications Networks, Inc.

By:	/s/ Kay Stroman	Date:	August 15, 2008
Name:	Kay Stroman
Title:	Vice President of Human Resources